Exhibit 99.1
Ambac Announces First Quarter 2015 Results
First Quarter 2015 Net Income of $214.7 million, or $4.57 per Diluted Share,
Compared to $453.6 million, or $9.73 per Diluted Share, in the Fourth Quarter 2014
First Quarter 2015 Operating Earnings of $247.6 million, or $5.27 per Diluted Share,
Compared to $476.6 million, or $10.22 per Diluted Share, in the Fourth Quarter 2014
Gross Loss Reserves Reduced by $300 million to $3.5 billion
Net Par Insured Declined $8 billion to $136.8 billion
NEW YORK, NY, May 11, 2015 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) ("Ambac" or the “Company”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“Ambac Assurance”), provide financial guarantees and other financial services, today reported results for the three months ended March 31, 2015.
Commenting on today’s announcement, Nader Tavakoli, Interim President and Chief Executive Officer, said, “We had a very successful first quarter across many fronts. Operating earnings for the quarter were $247.6 million, or $5.27 per fully diluted share, contributing to an increase in Adjusted Book Value per share to $10.64 at March 31, 2015. Ambac has now achieved positive operating earnings in seven of eight quarters, for a cumulative gain of over $1.6 billion since emergence. The management transition that we announced late in 2014 is being successfully effected, and we are fully and urgently focused on the important tasks that lay before us. Toward that end, during the first quarter we successfully commuted a significant portion of our student loan exposure. Separately, we purchased an additional $204 million of our insured RMBS. While the trading environment for our insured obligations remains challenging, we are committed to accretive balance sheet moves wherever prudent.”
Mr. Tavakoli continued, “On the RMBS litigation front, we are aggressively and expeditiously pursuing our claims, and earlier this month we filed a motion for partial summary judgment in our first litigation against Countrywide/Bank of America. We are anxious to conclude discovery in our remaining cases, so that we can get these matters before the appropriate tribunals. In the meanwhile, to the extent the defendants delay these proceedings they do so at their own peril, as we believe strongly that we will ultimately be able to recover interest on our losses. We look forward to continuing to execute our asset-liability plans toward both maximizing value for our stakeholders and successfully concluding the rehabilitation of the Segregated Account.”
Net Income and Operating Earnings
Net income in the first quarter 2015 was $214.7 million, or $4.57 per diluted share, compared to $453.6 million, or $9.73 per diluted share, in the fourth quarter 2014. Operating earnings in the first quarter 2015 were $247.6 million, or $5.27 per diluted share, compared to $476.6 million, or $10.22 per diluted share in the fourth quarter 2014.
Net income and operating earnings were impacted by a lower benefit for loss and loss expenses. The first quarter 2015 benefit for loss and loss expenses was mostly driven by improvements in student loans and residential mortgage backed securities ("RMBS") and in structured finance at Ambac Assurance UK Limited (“Ambac UK”). The higher loss and loss expenses benefit in the fourth quarter 2014 included $389 million (gross of reinsurance) related to an increase in estimated representation and warranty ("R&W") subrogation recoveries and favorable loss development across the majority of sectors. First quarter 2015 results were also positively impacted, relative to fourth quarter 2014, by higher premiums earned, net investment gains and derivative products revenue. Net income in the fourth quarter 2014 included a loss on the partial redemption of surplus notes during the period.

Ambac First Quarter 2015 Summary Results

			Better (Worse)
($ in millions, except per share data)	1Q15	4Q14	$ Amount	Percent
Net premiums earned	$65.7	$34.0	$31.7	93%
Net investment income	73.0	66.5	6.5	10%
Other than temporary impairment losses	(3.1)	(1.6)	(1.5)	(94)%
Net realized investment gains	54.1	29.4	24.7	84%
Net change in fair value of credit derivatives	(2.5)	10.3	(12.8)	(124)%
Derivative products revenue	(37.8)	(63.6)	25.8	41%
Net realized loss on extinguishment of debt	(0.1)	(74.7)	74.6	100%
Income on Variable Interest Entities ("VIEs")	7.0	2.4	4.6	192%
Loss and loss expenses (benefit)	(151.0)	(552.2)	(401.2)	(73)%
Interest and underwriting and operating expenses	52.4	57.5	5.1	9%
Insurance intangible amortization	37.4	42.0	4.6	11%
Net income attributable to Common Shareholders	214.7	453.6	(238.9)	(53)%
Net income per diluted share	$4.57	$9.73	($5.16)	(53)%
Operating earnings [1]	247.6	476.6	(229.0)	(48)%
Operating earnings per diluted share [1]	$5.27	$10.22	($4.95)	(48)%
Adjusted book value [1]	479.0	337.4	141.6	42%
Adjusted book value per share [1]	$10.64	$7.50	$3.14	42%
Weighted-average diluted shares outstanding (in millions)	46.9	46.6	(0.3)	(1)%

[1]	Non-GAAP Financial Data

Net Premiums Earned
Net premiums earned include normal premiums and accelerated premiums, which result from calls and other policy accelerations. For the first quarter of 2015, net premiums earned were $65.7 million, as compared to $34.0 million in the fourth quarter of 2014, including accelerations of $22.9 million and $(12.3) million, respectively. Normal premiums earned were impacted by the reduction of the insured portfolio. In the first quarter of 2015, accelerated premiums earned primarily related to public finance activity which included calls related to a single large exposure and insured bonds underwritten primarily in 2004 and 2005. Accelerated premiums earned in the fourth quarter of 2014 were adversely impacted by the October 2014 refinancing of Punch Taverns, which resulted in $34.7 million of negative accelerated earnings.
The following table provides a summary of net premiums earned for the three month period ended March 31, 2015 and December 31, 2014, respectively:

	Three Months Ended	Three Months Ended
($ in millions)	March 31, 2015	December 31, 2014
Public Finance	$23.9	$25.6
Structured Finance	7.6	8.0
International Finance	11.3	12.7
Total normal premiums earned	42.8	46.3
Accelerated earnings	22.9	(12.3)
Total net premiums earned	$65.7	$34.0

Net Investment Income
Net investment income for the first quarter of 2015 was $73.0 million, as compared to $66.5 million for the fourth quarter of 2014. Net investment income for the first quarter of 2015 benefited from stronger performance in the trading portfolio. Included in Financial Guarantee net investment income were mark-to-market gains on invested assets classified as trading of $7.8 million in the first quarter of 2015, compared to $1.2 million in the fourth quarter of 2014, primarily resulting from investments at Ambac UK. Excluding trading securities, net investment income from the Financial Guarantee investment portfolio was flat as higher yields on, and a greater allocation to, Ambac Assurance insured securities offset the impact of fourth quarter liquidations to fund the partial redemption of surplus notes in November 2014 and the equalizing payment of deferred claims of the Segregated Account (“Deferred Amounts”) in December 2014.
Financial Services investment income continued to decline with the balance of investment agreement assets liquidated to fund investment agreement maturities and calls. Corporate investment income was $1.4 million for the first quarter of 2015, compared with $1.3 million from the fourth quarter of 2014. Both periods reflect income related to the investment of proceeds from the August 2014 monetization of a junior surplus note previously issued to Ambac by the Segregated Account.
Net Other-Than-Temporary Impairments
Net other-than-temporary impairments of invested assets recognized in earnings was $3.1 million in the first quarter of 2015 compared to $1.6 million in the fourth quarter of 2014. Net other-than-temporary impairments in both periods were primarily related to changes in expected timing of cash flows on certain Ambac insured RMBS.
Net Realized Investment Gains (Losses)
Net realized investment gains for the first quarter of 2015 were $54.1 million, as compared to gains of $29.4 million for the fourth quarter of 2014. The first quarter 2015 gains included gains from the sale of student loan bonds in connection with a commutation and the sale of certain corporate bonds. The fourth quarter 2014 gains included $24.0 million of net gains associated with invested assets sold in connection with surplus note redemption and Deferred Amount equalization payments. Net realized investment gains for the first quarter of 2015 and fourth quarter of 2014 also included $7.2 million and $5.4 million, respectively, of net foreign exchange gains primarily related to Ambac UK’s investments.
Net Change in Fair Value of Credit Derivatives
The loss attributable to the change in fair value of credit derivatives for the first quarter of 2015 was $2.5 million compared with a gain of $10.3 million for the fourth quarter of 2014. The change in fair value of credit derivatives for the first quarter of 2015 reflected declines in certain reference obligation prices partially offset by gains due to foreign exchange. The change in fair value of credit derivatives for the fourth quarter of 2014 reflected modest improvement in reference obligation prices and runoff of the portfolio causing a reversal of unrealized losses. The impact of incorporating the Ambac Assurance credit valuation adjustment (“Ambac CVA”) resulted in gains within the overall change in fair value of credit derivative liabilities of $2.1 million for the first quarter 2015 and losses of $0.1 million for the fourth quarter 2014. Credit derivative fees earned continued to decline with the size of the portfolio.
Derivative Products
The derivative products portfolio is positioned to generate gains in a rising interest rate environment in order to provide an economic hedge against the impact of rising rates within the financial guarantee insurance and investment portfolios. Net losses reported in derivative products revenue for the first quarter of 2015 were $37.8 million versus $63.6 million in the fourth quarter of 2014. Results in derivative products revenue reflect net mark-to-market losses in the portfolio caused by changing interest rates, net of the impact of incorporating the Ambac CVA. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in gains within derivative product revenue of $12.6 million for the first quarter of 2015, compared with gains of $16.1 million for the fourth quarter of 2014.
Income (Loss) on Variable Interest Entities ("VIEs")
Income on VIEs for the first quarter of 2015 was $7.0 million compared to income of $2.4 million in the fourth quarter of 2014. Income on VIEs for both periods include positive changes to the fair value of net VIE assets primarily attributable to accretion of the present value discount of net assets into income. Income on VIEs for the fourth quarter 2014 was partially offset by higher projected claims on two separate transactions.
Loss and Loss Expenses (Benefit), and Loss Reserves
Loss and loss expenses for the first quarter of 2015 were a benefit of $151.0 million, as compared to a benefit of $552.2 million for the fourth quarter of 2014. The first quarter 2015 benefit primarily related to lower estimated losses in student loans, RMBS and a structured transaction insured by Ambac UK, which were partially offset by $39.9 million of interest expense on Deferred Amounts and adverse developments in domestic public finance.
The RMBS benefit of $101.3 million in the first quarter of 2015, which excludes the impact of the $39.7 million interest expense on Deferred Amounts, was driven by a decrease in first and second lien projected losses and included an increase of $44 million to Ambac’s estimate of R&W subrogation recoveries.  The lower projected RMBS losses included improvements in projected deal performance partially based on lower interest rate projections.
The student loan loss and loss expense benefit of $109.4 million in the first quarter of 2015 was primarily driven by the commutation of $254.3 million of student loan exposure during the first quarter as well as the impact of lower interest rate projections.
Loss and loss expenses of $27.1 million related to domestic public finance in the first quarter of 2015 were primarily due to increases in reserves for Puerto Rico and Las Vegas Monorail. During the first quarter of 2015, loss and loss expenses shifted among various Puerto Rico exposures resulting in a small net aggregate increase.  The increase in Las Vegas Monorail loss and loss expenses was due to adjustments made with regards to the outlook for incremental commutations of this exposure.
Ambac UK loss and loss expense benefit of $9.1 million primarily resulted from lower interest rates on a structured insurance transaction partially offset by foreign exchange charges given that this policy is denominated in a currency other than Ambac UK’s functional currency.
During the first quarter of 2015, net claim and loss expense payments, net of reinsurance from all policies, were $104.2 million which included $175.6 million of losses paid and $82.4 million of subrogation received. Losses paid in the first quarter of 2015 included payments related to a partial commutation of certain student loan exposures in addition to a special payment related to an RMBS transaction. During the fourth quarter of 2014, net claim payments and loss expense payments, net of reinsurance from all policies, were $1.1 billion, which included $1.1 billion of equalizing cash payments of Deferred Amounts. Excluding these equalizing payments, $2.6 million of net recoveries were received during the fourth quarter of 2014.
Gross loss and loss expense reserves (gross of reinsurance and net of subrogation recoveries) were $3.5 billion at March 31, 2015 and $3.8 billion at December 31, 2014. The decline in the loss and loss expense reserves resulted from paid claims, commutations, higher estimated R&W subrogation recoveries and lower projected losses for RMBS, student loans and Ambac UK. The following table provides gross loss and loss expense reserves by bond type at March 31, 2015 and December 31, 2014:

($ in millions)	1Q15	4Q14
RMBS [1]	$1,842	$1,915
Student Loans	663	879
Domestic Public Finance [1]	381	354
Ambac UK	507	542
All other credits	13	15
Loss expenses	86	94
Total [1]	$3,492	$3,799

[1]
Gross loss reserves for March 31, 2015 and December 31, 2014 include accrued interest on Deferred Amounts as follows: RMBS: $368 million and $328 million; Domestic Public Finance: $1 million and $1 million; and Total: $369 million and $329 million, respectively.

As of March 31, 2015, approximately $3.3 billion of Deferred Amounts, including accrued interest payable of $369.1 million, remain unpaid.
Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of R&W and for fraud related to various RMBS transactions. Gross loss and loss expense reserves as of March 31, 2015 and December 31, 2014 were net of $2.568 billion and $2.523 billion, respectively, of estimated R&W subrogation recoveries. The increase in the estimated R&W subrogation recoveries is a result of our ongoing assessments of the value of the claims. There was no change to the method for estimating R&W subrogation recoveries.
For policies which have estimated R&W subrogation recoveries as of March 31, 2015, Ambac has estimated ultimate losses of $4.109 billion, which include net paid claims of $2.210 billion, and gross loss reserves of $1.899 billion before estimated R&W subrogation recoveries. Gross loss reserves include Deferred Amounts and accrued interest on Deferred Amounts of $1.283 billion and $162 million, respectively. These estimated ultimate losses exclude estimated ultimate losses of $967 million (including interest on Deferred Amounts) associated with policies that are the subject of litigation filed in December 2014 against transaction sponsors asserting claims only for fraudulent inducement. Ambac’s estimated R&W subrogation recoveries do not include potential recoveries attributed solely to the fraudulent inducement claims in its litigations.
Expenses
Underwriting and operating expenses for the first quarter of 2015 were $24.5 million, compared to $26.1 million for the fourth quarter of 2014. Expenses decreased primarily due to lower compensation.
At the Fresh Start Reporting Date of April 30, 2013, an insurance intangible asset was recorded which represented the difference between the fair value and aggregate carrying value of insurance and reinsurance assets and liabilities. The insurance intangible asset is being amortized over the remaining life of Ambac’s exposures. The insurance intangible amortization expense for the three months ended March 31, 2015 was $37.4 million compared to $42.0 million for the fourth quarter of 2014. The decrease in expense is related to a decrease in unscheduled terminations and calls of long tenor insured exposures in our insured portfolio in the first quarter of 2015.
Interest Expense and Realized Loss on Extinguishment of Debt
Interest expense was $27.9 million for the first quarter of 2015, compared to $31.4 million in the fourth quarter of 2014. Interest expense includes accrued interest on investment agreements and surplus notes issued by Ambac Assurance and the Segregated Account. Additionally, interest expense includes discount accretion on surplus notes as their carrying value is at a discount to par.
The Segregated Account and Ambac Assurance redeemed certain surplus notes on November 20, 2014 in an amount equal to 26.67% of the outstanding principal and accrued interest on such surplus notes as of July 20, 2014. The combined redemption amount payable to third parties was $413.6 million. The decrease in interest expense in the first quarter 2015 was largely the result of the lower surplus note balance outstanding following the November 2014 redemption.
During the fourth quarter 2014, the redemption of surplus notes resulted in a charge of $74.7 million, representing the accelerated recognition of the unamortized discount on the redeemed surplus notes. This charge is reported under Net realized loss on extinguishment of debt.
Taxes
The provision for income taxes was $1.7 million for the first quarter 2015, compared to $6.1 million for the fourth quarter of 2014. Income tax expense included US Federal alternative minimum taxes of $1.5 million and $6.1 million, respectively. The lower provision for income taxes in the first quarter 2015 was mostly driven by a lower benefit for loss and loss expenses.
At March 31, 2015 the Company had $4.9 billion of US Federal net operating loss carry-forwards (“NOLs”), including $1.4 billion at Ambac and $3.5 billion at Ambac Assurance.
Ambac Assurance has utilized all of its current post determination date NOLs generated from September 30, 2011 through March 31, 2015; however, additional post determination date NOLs may be generated in the future.
Future taxable income of Ambac Assurance will be subject to annual payments by NOL usage tier (see below) and after certain credits and any additional post determination date NOLs, under its NOL tolling agreement with Ambac. A credit is available to offset the first $5 million of payments due under each of the NOL usage Tiers A, B, and C. In the fourth quarter 2014 and first quarter 2015, Ambac Assurance fully utilized its Tier A credit and accrued approximately $1.3 million of tolling payments. Tolling payments, if any, accrue quarterly and are paid in the second quarter following the year in which they are generated.

NOL Usage Tier	Allocated Ambac Assurance NOL Amount	Applicable Percentage
A	The first $0.479 billion	15%
B	The next $1.057 billion after NOL Usage Tier A	40%
C	The next $1.057 billion after NOL Usage Tier B	10%
D	The next $1.057 billion after NOL Usage Tier C	15%
Insured Portfolio
The Financial Guarantee insurance portfolio net par amount outstanding declined 5% to $136.8 billion at March 31, 2015, from $144.7 billion at December 31, 2014. Much of this is due to the run-off of $5.4 billion of public finance net par. Adversely classified credits of $25.5 billion decreased by $1.0 billion, or 4%, compared to December 31, 2014.
The breakdown of the insured portfolio by sector changed minimally for the first quarter compared to 2014. Public finance was 64% of the total net par outstanding, structured finance was 19% and international was 17%. The General Account represented 73% of the total net par outstanding, the Segregated Account was 13% and Ambac UK was 14%.

Balance Sheet
Total assets increased by approximately $227 million from December 31, 2014 to $25.4 billion at March 31, 2015, primarily due to increases in VIE assets, partially offset by reductions in the insurance intangible asset and lower premium receivables from the runoff of the insured portfolio.
The fair value of the consolidated non-VIE investment portfolio was $5.5 billion at March 31, 2015 and December 31, 2014. The fair value of the financial guarantee investment portfolio was $5.1 billion at March 31, 2015 and at December 31, 2014.
Total liabilities increased by approximately $63 million from December 31, 2014 to $23.5 billion as of March 31, 2015, primarily as a result of increases in VIE and derivative liabilities, partially offset by (i) lower loss and loss expense reserves primarily due to paid claims, commutations, higher estimated R&W subrogation recoveries and lower projected losses for RMBS, student loans and Ambac UK; (ii) lower unearned premium reserves; and (iii) lower investment agreement liabilities.
Non-GAAP Financial Data
In addition to reporting the Company’s quarterly financial results in accordance with GAAP, the Company reports two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Operating Earnings
Operating earnings were $247.6 million, or $5.27 per diluted share, for the three months ended March 31, 2015 as compared to operating earnings of $476.6 million, or $10.22 per diluted share, for the fourth quarter 2014.
The following table reconciles net income attributable to common shareholders to the non-GAAP measure, operating earnings, for the three month periods ended March 31, 2015 and December 31, 2014, respectively:

	Three Months Ended		Three Months Ended
	March 31, 2015		December 31, 2014
($ in millions, other than per share amounts)	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income attributable to common shareholders	$214.7	$4.57	$453.6	$9.73
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	4.4	0.09	(9.9)	(0.21)
Effect of consolidating financial guarantee VIEs	(26.2)	(0.56)	(11.0)	(0.24)
Insurance intangible amortization	37.4	0.80	42.0	0.90
FX (gain) loss from re-measurement of premium receivables and loss and loss expense reserves	29.9	0.64	18.0	0.39
Fair value (gain) loss on derivatives from Ambac CVA	(12.6)	(0.27)	(16.1)	(0.35)
Operating earnings	$247.6	$5.27	$476.6	$10.22
Weighted-average diluted shares outstanding (in millions)		46.9		46.6
Adjusted Book Value
Adjusted Book Value was $479.0 million, or $10.64 per share, as of March 31, 2015, as compared to $337.4 million or, $7.50 per share, at December 31, 2014. The Adjusted Book Value increase from December 31, 2014 to March 31, 2015 of $141.6 million was primarily driven by operating earnings.

The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity to the non-GAAP measure Adjusted Book Value as of each date presented:

	March 31, 2015		December 31, 2014
($ in millions, other than per share amounts)	$ Amount	Per Share	$ Amount	Per Share
Total Ambac Financial Group, Inc. stockholders’ equity	$1,563.3	$34.74	$1,399.1	$31.09
Adjustments:
Non-credit impairment fair value losses on credit derivatives	60.1	1.34	55.7	1.24
Effect of consolidating financial guarantee variable interest entities	(338.3)	(7.52)	(319.1)	(7.09)
Insurance intangible asset and goodwill	(1,861.8)	(41.37)	(1,925.4)	(42.78)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(77.2)	(1.72)	(64.5)	(1.44)
Net unearned premiums and fees in excess of expected losses	1,326.1	29.46	1,402.3	31.16
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	(193.2)	(4.29)	(210.7)	(4.68)
Adjusted Book Value	$479.0	$10.64	$337.4	$7.50
Shares outstanding (in millions)		45.0		45.0
Explanation of Non-GAAP Measures
Operating Earnings. Operating Earnings eliminates the impact of certain GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•
Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s CVA, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services - Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the amortization of the financial guarantee insurance intangible asset and impairment of goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services - Insurance Topic of the ASC.

•
Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that Ambac will ultimately recognize.

•
Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP Fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Elimination of the effects of VIEs that were consolidated as a result of being insured by Ambac Assurance. These adjustments eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•
Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services-Insurance Topic of the ASC.

•
Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Addition of the value of the unearned premium reserve on financial guarantee contracts and fees on credit derivative contracts, adjusted for management's expected future net premiums and credit derivative receipts, in excess of expected losses, net of reinsurance.

•
Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio will differ materially from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax NOL that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result, for purposes of non-GAAP measures, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all the facts and circumstances as of the relevant reporting date.
Earnings Call and Webcast
On May 12, 2015 at 8:00am (ET), Nader Tavakoli, Interim President and Chief Executive Officer, and David Trick, Chief Financial Officer and Treasurer, will discuss first quarter 2015 results during a live conference call. Ambac's conference call will be accessible via telephone and webcast. The dial-in number for Ambac's conference call is (855) 427-4389 (Domestic) or 484-756-4251 (International). Webcast participants may access the call through the Investor Relations section of Ambac's website, http://ir.ambac.com/events.cfm. A replay of the call will be available for one week at 855-859-2056 (Domestic) or 404-537-3406 (International); conference ID # 33394249. The webcast will be archived on Ambac's website for approximately 90 days.
Additional information is included in a financial supplement (available today) and presentations (available tomorrow) at Ambac's website at www.ambac.com.
About Ambac
Ambac Financial Group, Inc., ("Ambac"), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("Ambac Assurance"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also selectively exploring opportunities involving the acquisition and/or development of new businesses. Ambac‘s common stock trades on the NASDAQ Global Select Market under the symbol “AMBC”. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary residential mortgage backed securities litigations. For more information, please go to www.ambac.com.
Contact
Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222
agoldstein@ambac.com

Forward-Looking Statements
In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which, may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” described in our most recent SEC filed quarterly or annual report.
Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) volatility in the price of Ambac’s common stock; (2) uncertainty concerning our ability to achieve value for holders of Ambac securities, whether from Ambac Assurance Corporation (“Ambac Assurance”) or from new business opportunities; (3) dilution of current shareholder value or adverse effects on our share price resulting from the issuance of additional shares of common stock; (4) adverse effects on our share price resulting from future offerings of debt or equity securities that rank senior to our common stock; (5) potential of rehabilitation proceedings against Ambac Assurance; (6) decisions made by the rehabilitator of the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) for the benefit of policyholders that may result in material adverse consequences for Ambac’s security holders; (7) our inability to realize the expected recoveries included in our financial statements; (8) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (9) our inability to monetize assets or restructure or exchange outstanding debt and insurance obligations, or the failure of any such monetization, restructuring or exchange to deliver anticipated results; (10) our results of operation may be adversely affected by events or circumstances that result in the accelerated amortization of our insurance intangible asset or impairments to goodwill; (11) increased fiscal stress experienced by issuers of public finance obligations or an increased incidence of Chapter 9 filings by municipal issuers; (12) adverse tax consequences or other costs resulting from the Segregated Account rehabilitation plan, from rules and procedures governing the payment of permitted policy claims, or from the characterization of our surplus notes as equity; (13) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, collateralized loan obligations, public finance obligations and exposures to reinsurers; (14) risks attendant to the change in composition of securities in our investment portfolio; (15) inadequacy of reserves established for losses and loss expenses; (16) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (17) changes in prevailing interest rates; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (20) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (21) risks relating to determinations of amounts of impairments taken on investments; (22) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (23) our inability to realize value from Ambac Assurance UK Limited; (24) system security risks; (25) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (26) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (27) changes in accounting principles or practices that may impact Ambac’s reported financial results; (28) legislative and regulatory developments; (29) operational risks, including with respect to internal processes, risk models, systems and employees, and failures in services or products provided by third parties; (30) Ambac’s financial position and the Segregated Account rehabilitation proceedings that may prompt departures of key employees and may impact our ability to attract qualified executives and employees; and (31) other risks and uncertainties that have not been identified at this time.
Source: Ambac Financial Group, Inc.

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, except share data)	March 31, 2015	December 31, 2014
Revenues:
Net premiums earned	$65,718	$33,969
Net investment income:
Securities available-for-sale and short-term	63,332	64,268
Other investments	9,651	2,203
Total net investment income	72,983	66,471
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(10,361)	(6,895)
Portion of gain (loss) recognized in other comprehensive income	7,242	5,258
Net other-than-temporary impairment losses recognized in earnings	(3,119)	(1,637)
Net realized investment gains	54,101	29,376
Change in fair value of credit derivatives:
Realized gains and other settlements	419	955
Unrealized gains (losses)	(2,918)	9,372
Net change in fair value of credit derivatives	(2,499)	10,327
Derivative products	(37,774)	(63,576)
Net realized losses on extinguishment of debt	(93)	(74,724)
Other income (loss)	(788)	4,292
Income on variable interest entities	6,962	2,362
Total revenues	155,491	6,860
Expenses:
Losses and loss (benefit)	(150,952)	(552,182)
Insurance intangible amortization	37,432	41,952
Underwriting and operating expenses	24,523	26,142
Interest expense	27,908	31,354
Total expenses (benefit)	(61,089)	(452,734)
Pre-tax income	216,580	459,594
Provision for income taxes	1,709	6,143
Net income	214,871	453,451
Less: net (loss) gain attributable to noncontrolling interest	160	(133)
Net income attributable to common shareholders	$214,711	$453,584

Net income per basic share	$4.75	$10.05
Net income per diluted share	$4.57	$9.73

Weighted-average number of common shares outstanding:
Basic	45,156,202	45,121,414
Diluted	46,948,999	46,612,898

AMBAC FINANCIAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands, except share data)	March 31, 2015	December 31, 2014
Assets:
Investments:
Fixed income securities, at fair value (amortized cost: 2015—$4,672,886 and 2014—$4,514,878)	$4,865,750	$4,725,686
Fixed income securities pledged as collateral, at fair value (amortized cost: 2015—$64,432 and 2014—$64,378)	64,813	64,267
Short-term investments, at fair value (amortized cost: 2015—$220,980 and 2014—$360,069)	220,980	360,065
Other investments (includes 2015—$310,578 and 2014—$336,013 at fair value)	332,609	357,016
Total investments	5,484,152	5,507,034
Cash and cash equivalents	26,641	73,903
Receivable for securities	8,779	23,660
Investment income due and accrued	24,994	25,015
Premium receivables	951,999	1,000,607
Reinsurance recoverable on paid and unpaid losses	79,308	99,838
Deferred ceded premium	117,688	123,276
Subrogation recoverable	984,129	953,274
Loans	5,494	5,714
Derivative assets	113,622	109,017
Insurance intangible asset	1,347,295	1,410,920
Goodwill	514,511	514,511
Other assets	221,252	186,985
Variable interest entity assets:
Fixed income securities, at fair value	2,704,657	2,743,050
Restricted cash	6,219	7,708
Investment income due and accrued	3,783	1,284
Loans, at fair value	12,789,201	12,371,177
Other assets	2,886	2,891
Total assets	$25,386,610	$25,159,864
Liabilities and Stockholders’ Equity:
Liabilities:
Unearned premiums	$1,583,615	$1,673,785
Loss and loss expense reserves	4,475,991	4,752,007
Ceded premiums payable	59,268	60,436
Obligations under investment agreements	111,967	160,079
Deferred taxes	1,905	2,079
Current taxes	2,333	5,701
Long-term debt	979,001	971,116
Accrued interest payable	322,408	304,139
Derivative liabilities	447,356	406,944
Other liabilities	56,914	63,396
Payable for securities purchased	34,559	762
Variable interest entity liabilities:
Accrued interest payable	5,768	3,268
Long-term debt, at fair value	13,341,902	12,882,076
Derivative liabilities	2,125,713	2,200,163
Other liabilities	189	178
Total liabilities	23,548,889	23,486,129
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 20,000,000 shares authorized; issued and outstanding shares—none	—	—
Common stock, par value $0.01 per share; 130,000,000 shares authorized; issued and outstanding shares: 2015—45,006,057; 2014—45,005,932	450	450
Additional paid-in capital	189,533	189,138
Accumulated other comprehensive income	169,329	220,283
Accumulated earnings	1,204,001	989,290
Treasury stock, shares at cost: 2015—2,459; 2014—2,459	(56)	(56)
Total Ambac Financial Group, Inc. stockholders’ equity	1,563,257	1,399,105
Noncontrolling interest	274,464	274,630
Total stockholders’ equity	1,837,721	1,673,735
Total liabilities and stockholders’ equity	$25,386,610	$25,159,864